Exhibit 99.2

Bull Horn Holdings Corp. Completes $75 Million Initial Public Offering

Miami, Florida, November 3, 2020 – Bull Horn Holdings Corp. (the “Company”) today announced the closing of its initial public offering of 7,500,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $75,000,000.

Bull Horn Holdings Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus on leading sports, entertainment and brand companies that have potential for brand and commercial growth. The Company is led by Chief Executive Officer, Robert Striar, and Chief Financial Officer, Christopher Calise. In addition to Messers Striar and Calise, the Board of Directors includes Stephen Master, Michael Gandler, Jeff Wattenberg, Doug Schaer and Baron Davis.

Imperial Capital, LLC and I-Bankers Securities, Inc. acted as joint-book running managers and Northland Securities, Inc. is serving as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,125,000 units at the initial public offering price to cover over-allotments, if any.

The Company’s units began trading on The Nasdaq Capital Market (“Nasdaq”) on October 30, 2020 under the ticker symbol “BHSEU”. Each unit consists of one ordinary share and one redeemable warrant, with each whole warrant exercisable to purchase one-half of one ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “BHSE” and “BHSEW,” respectively.

A registration statement and post-effective amendment to the registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 29, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from Imperial Capital, LLC at 10100 Santa Monica Blvd., Suite 2400, Los Angeles, CA 90067, Attn: Prospectus Department.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Robert Striar
Chief Executive Officer
Bull Horn Holdings Corp.
info@bullhornse.com